Exhibit 99.1

For investor inquiries, contact: Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 ior@canopetro.com

Cano Petroleum, Inc. Announces Fiscal Year-End Reserves

Increase of 47% over prior year-end;

Operational Update; and Capital Budget of $60 Million for 2008;

Fort Worth, Texas, July 17, 2007 [Business Wire]—Cano Petroleum, Inc. [AMEX:CFW] today announced that estimated proved oil and natural gas reserves increased to 66.7 million barrels of oil equivalent [BOE] as of June 30, 2007, which is 47% higher as compared to 45.4 million as of June 30, 2006.  Oil reserves accounted for 64% of total reserves. Proved developed reserves represented 13% of total reserves.  Based upon the ending June price of $70.47 for oil per barrel and natural gas of $6.40 per mcf, the pre-tax PV-10 is $1.14 Billion.  To reflect sensitivity to prices, based on $60.00 per barrel of oil and $6.00 per mcf, the calculation of PV-10 would result in the same volume of reserves with a value of $925 million.

During Fiscal Year 2007 Cano’s expected capital expenditures were $51.4 million including acquisitions which results in an all-in finding and development cost for the year of approximately $2.30 per BOE.  The acquisition of Cato resulted in a $1.04 per barrel of proved reserves while the internal additions and revisions were $3.15 per barrel.

Summary of Changes in Proved Reserves	MBOE

Reserves at June 30, 2006	45,400
Estimated Production Adjustments	(500)
Sale of Rich Valley Field	(600)
Acquisitions and Development	22,400

Reserves at June 30, 2007	66,700

Cano’s proved reserve estimates were prepared by Forrest Garb & Associates, independent petroleum engineers.  Finding and development cost was calculated by dividing the sum of development and acquisition cost by the sum of reserve extensions, discoveries, improved recoveries, acquisition and revisions; future capital cost to develop proved undeveloped reserves was not included.

Operational Update

Panhandle Field: Cano has commenced water injection into the Cockrell Ranch Unit Waterflood at the Panhandle field.  We currently have water moving into the Brown Dolomite formation at 3,500 Barrels Per Day in five injection wells.  We expect to achieve a rate of 18,200 barrels of water injected per day (“BWIPD”) in 26 injection wells, which comprise Phase I of the flood, by August 1, 2007. Full injection into the remaining 44 injection wells is anticipated by September 15, 2007 at a rate of 49,000 BWIPD. Preliminary response from the waterflood is anticipated in December, 2007.

Desdemona Field Barnett Shale: One horizontal drilling rig has been contracted to execute the FY 2008 drilling program in the Barnett Shale.  The rig will spud the first of 24 wells for the FY 2008 campaign on July 16th. Due to the severe storms, which resulted in significant flooding in the area, two main compressor sites and 5 wells were off-line from June 16th thru June 30th. This resulted in approximately 1.0 MMCFPD of gross gas production being curtailed. Through June 17th, we were averaging over 1.9 MMCFPD gross gas production from our 15 vertical wells and four horizontal wells.  It is anticipated that the required equipment repairs and well re-works will not be completed until late-July.

Nowata Field ASP Project: The ASP Plant, associated equipment and supplies are scheduled to be delivered to the Nowata field site between July 16th and July 24th.  Testing of the completed facility is scheduled for July 25th thru July 30th and full operations are anticipated to commence on August 1st.  The response from the Nowata ASP Pilot is expected in February, 2008.

Production Update:

Our June production was adversely impacted by the heavy rains and electrical storms in Texas and Oklahoma.  High water on the roads and in the field limited access for maintenance, repairs and well work. Power was interrupted in the Panhandle field resulting in a loss of 50 net BOEPD from June 25th thru June 30th.  Pantwist experienced similar power outages from June 23rd thru June 30th for a loss of 20 net BOEPD. At Nowata, production was down 20 net BOEPD from June 20th thru June 30th. As mentioned above, Desdemona experienced a net loss of 138 BOEPD from June 16th thru June 30th.  The resulting total production loss is estimated at 2,066 BOE or 69 BOEPD for June.  As a result, quarterly production is expected to be a 3% increase of the previous quarter adjusted for the Rich Valley sale.

2008 Capital Budget

Cano plans to spend $60 million on its capital projects during Fiscal Year 2008 and plans to drill 120 net wells.  The Panhandle water flood and projects in the Desdemona field are expected to receive the majority of the budget, followed by extensive RTP’s and infill drilling at the Cato field.  The table below details the plans.

Capital Projects	$MM	Net Wells Drilled

Corsicana	0.4	—
Davenport	0.5	—
Desdemona Waterflood	3.3	11
Desdemona Barnett	21.9	24
Nowata	3.6	—
Panhandle	20.3	53
Pantwist	—	—
Cato Field	10.0	32

Total	60.0	120

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Notes to Investors – The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  Investors are urged to also consider closely the disclosures in Cano’s Form 10-KSB for the fiscal year ended June 30, 2007 and Cano’s Form 10-Q for the fiscal quarter ended March 31, 2007, available from Cano by calling 866-314-2266.  These forms also can be obtained from the SEC at www.sec.gov.

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